Exhibit 10.1
AGREEMENT AND GENERAL RELEASE
Cortland Bancorp and Cortland Savings and Banking Company (collectively referred to hereafter as “Employer”), and Lawrence A. Fantauzzi (referred to hereafter as “Employee”), enter into this Agreement and General Release (referred to hereafter as “Agreement”), as of the date of the last signature appearing below and agree that in consideration of the mutual promises and provisions of this Agreement:
1. Last Day of Employment. Employee has previously been employed by Employer as President and Chief Executive Officer, as well as Vice-President of New Resources Leasing Corporation, a subsidiary of Cortland Bancorp. Employee has tendered his resignation to Employer, dated September 4, 2009 and effective October 2, 2009. The Board of Directors, at its meeting on September 8, 2009, accepted Employee’s resignation. Therefore, Employee understands and acknowledges that, pursuant to Employee’s resignation tendered to Employer on September 4, 2009, Employee’s employment with Employer shall cease in all employment capacities including, and without limitation as officer, director, employee and/or agent of Employer and any and all affiliates and subsidiaries of Employer including, but not limited to New Resources Leasing Corporation, as of October 2, 2009. Employee further understands and acknowledges that Employee’s duties and responsibilities as President and Chief Executive Officer (“CEO”) of Employer ceased as of September 8, 2009 and Employee hereby tenders Employee’s resignation as a director of Employer as provided in the attached Exhibit A-1. Employee also hereby waives any and all participatory rights of Employee in Employer’s Director Emeritus program. Specifically, while Employee will remain an employee of Employer until October 2, 2009, Employee has been relieved of all duties and responsibilities as President and CEO in advance of Employee’s October 2, 2009 early retirement date.
2. Consideration. The parties desire to enter into this Agreement to provide for the terms of the Employee’s separation, including the termination of Employee’s responsibilities. The parties further wish to avoid litigation and controversy and fully resolve any and all past, present and future disputes they may have relating to Employee’s employment with, or separation from service with the Employer. In consideration for entering into this Agreement and for complying with the promises made herein, Employer agrees:
a) to pay Employee $5,000.00 per month for twenty-four (24) months, which shall be subject to all lawful deductions and withholdings such as income tax, social security tax, etc. The Employer shall pay the above monthly payment in advance on the first day of each month, except that the first six monthly payments shall not be paid until the later of six (6) months after the expiration of the revocation period, described more fully in Section 3 below, or April 15, 2010 and shall be paid in one lump sum, as required by Internal Revenue Code Section 409A. These payments will occur only if the Revocation Period described more fully in Section “3” below passes without revocation of this Agreement by Employee.

b) To reimburse Employee for Employee’s healthcare premiums for family insurance coverage substantially similar to the coverage maintained for the Employee and his family before September 8, 2009, including but not limited to the cost of family coverage under the provisions of COBRA, up to a maximum of $15,000 per year until the earlier of Employee’s sixty-fifth (65th) birthday or the date Employee procures other employment that offers health insurance coverage. Such provision of healthcare coverage reimbursement is contingent upon Employee’s entry into this Agreement. Provision of such healthcare coverage reimbursement shall not commence until after expiration of the Revocation Period described more fully below in paragraph 3, without revocation of this Agreement by Employee. Such reimbursement will be provided within thirty (30) days of Employee tendering to Employer proof of Employee’s payment of said healthcare premiums.
If a Change in Control, as defined in Exhibit D to the Agreement, occurs before the Employee has fully received the consideration delineated in subsections 2a and 2b above, then the Employer shall pay the remaining benefits to the Employee in a single lump sum within three (3) days after the later of (x) the Change in Control or (y) the first day of the seventh month after the effective date of the Employee’s resignation. The lump-sum payment due the Employee as a result of a Change in Control shall be an amount equal to the sum of the remaining unpaid balances corresponding to each particular benefit at the time the Change in Control occurs, including for purposes of subsection 2a the unpaid balance of the money for the 24 months, for purposes of subsection 2b the maximum amount of healthcare premium reimbursement amounts remaining for the maximum years. However, Employee shall reimburse Employer for any excess payment of healthcare premium reimbursement amounts to Employee under this Paragraph that represents reimbursement of healthcare premiums for any period of time prior to Employee’s sixty-fifth (65th) birthday for that period of time whereby the Employee had other employment that offers health insurance coverage.
The Employer shall cease providing any and all other perquisites to Employee as of Employee’s last day of employment, October 2, 2009, including, but not limited to, any leased automobile, credit cards, etc., except as otherwise provided in this Agreement. Please see Section 10 for further information.
3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee will not and would not receive the monies and/or benefits specified in Section “2” above, except for Employee’s execution of this Agreement and the fulfillment by Employee of the promises of Employee contained herein.
The attached Exhibit A provides those severance benefits that you will receive regardless of whether or not you execute this Agreement.
Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement (“Revocation Period”). Any revocation within this Revocation Period must be in writing, signed, and submitted to Stephen A. Telego, Sr., Senior Vice President, Chief of Corporate Administration, Director of Human Resources and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered or mailed to Stephen A. Telego, Sr., Senior Vice President, Chief of Corporate Administration, Director of Human Resources, Cortland Banks, 194 West Main Street, Cortland, Ohio 44410, postmarked within seven (7) calendar days of execution by Employee of this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in Ohio, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. PLEASE READ CAREFULLY. THIS SECTION OF THE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In consideration of the premises contained in this Agreement and Employer’s promises and covenants set forth in this Agreement, the sufficiency of which is hereby acknowledged, Employee for himself, his heirs, executors, administrators, fiduciaries, successors, and/or assigns, hereby irrevocably and unconditionally releases, waives and extinguishes, and covenants not to sue or initiate any legal or other proceedings with respect to any and all rights, liabilities, claims or actions relating in any manner to his employment or separation from employment by Employer (but, despite the generality of the language anywhere in this section, this release does not include any rights, liabilities, claims or actions arising under and regarding the enforcement of terms of this Agreement or with respect to any benefits to which Employee is entitled without regard to this Agreement as described in Exhibit A to this Agreement) which he has or may have from the beginning of time to the date of this Agreement against the Employer, any employee benefit plans maintained by the Employer, Employer’s successors and assigns, and any of the directors, officers, employees, attorneys, agents, successors, assigns, or shareholders, parent, affiliates or subsidiaries of the Employer (collectively the “Released Party ” or “Released Parties”) and the Employee hereby forever releases and discharges all such Released Parties from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys’ fees and other costs actually incurred) of any nature whatsoever, in law or in equity, which he ever had, now has, or his heirs, executors and administrators may have, particularly against each or any of the Released Parties arising from the beginning of time to the end of Employee’s employment with Employer, but without limitation of the above general terms, by reason of any claims against Employer and the other Released Parties, arising from, or related to, his employment, including any claims in tort or in contract, or arising from any alleged violation by Employer of any Federal, State or Local Statutes, Rules, Regulations, Ordinances, or Common Laws including, but not limited to, the laws contained in Exhibit B to this Agreement and any alleged violation of:
•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act;
•	Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act;
•	The Fair Credit Reporting Act;
•	The Fair Labor Standards Act;
•	The Older Worker’s Benefit Protection Act;
•	The Immigration Reform Control Act;
•	The Americans with Disabilities Act;
•	The Rehabilitation Act;
•	The Age Discrimination in Employment Act;

•	The Occupational Safety and Health Act;
•	The Equal Pay Act;
•	The Uniformed Services Employment and Reemployment Rights Act;
•	Worker Adjustment and Retraining Notification Act;
•	Employee Polygraph Protection Act;
•	The Sarbanes-Oxley Act of 2002;
•	The Federal False Claims Act;
•
any other federal, state or local civil rights law, whistle blower or any other local, state or federal law, regulation or ordinance including, without limitation, those laws contained in Exhibit B to the Agreement;

•	any public policy, contract (oral, written or implied), tort, constitution or common law;
•
any claims for back pay, front pay, wages, defamation, reinstatement, wrongful; discharge, breach of the covenant of good faith and fair dealing, public policy violations, compensatory damages, punitive damages, service letter benefits, seniority, vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or

•	any basis for costs, fees, or other expenses including attorneys’ fees.
Employee understands this Release includes all claims related in any manner to Employee’s employment or the cessation of that employment, except for any claims arising under and regarding the enforcement of this Agreement or with respect to any benefits to which Employee is entitled without regard to this Agreement as described in Exhibit A to this Agreement. Employee further understands that Employee is hereby releasing any known or unknown claim for or alleged right to discovery of information or documents of Released Parties in regard to and to the extent of only the released claims, but is not releasing any claim or right to discovery if the information or documents are relevant to or may lead to the discovery of evidence relevant to a claim, liability, action, or right that is related to the enforcement of rights arising under this Agreement. Despite anything in this Agreement to the contrary, this Release by Employee is expressly conditional on Employee’s actually receiving on time and in full the consideration stated in Section 2 of this Agreement.
5. Affirmations. Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Released Parties in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee except as provided in this Agreement and except Employee’s final pay through October 2, 2009 and unused and accrued vacation and personal time that have not yet been received and are due on or before October 31, 2009, and other benefits to which Employee is entitled without regard to this Agreement as described in Exhibit A to this Agreement.

Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law. Employee further affirms Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Employer.
6. Confidentiality and Compliance.
Employee agrees that during the course of his employment, Employee was allowed access to Confidential Information. Confidential Information means all data and information relating to the business and management of Employer, including proprietary and trade secret technology and accounting records to which access was obtained by Employee, including work product, production processes, other proprietary data, business operation, marketing and development operations, and customer information or lists. Confidential Information would also include any information which has been disclosed by any third party to Employee and governed by a non-disclosure agreement entered into between the third party and Employer. Work Product means work product resulting from or related to work or projects performed or to be performed for Employer or for customers of Employer, of any type or form in any stage of actual or anticipated research and development. Production Processes means processes used in the creation, production and manufacturing of the Work Product, including but not limited to, methods, techniques, specifications, processes, procedures, programs and designs. Other Proprietary Data means information relating to Employer’s proprietary rights, including but not limited to, the nature of the proprietary rights, production data, technical data, technical concepts, test data and test results, simulation results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copy rights and trade secrets). Business Operations means all internal personnel and financial information, vendor names, and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, sales data, employee information, internal services and operational manuals, and the manner and methods of conducting employer’s business. Marketing and Development Operations means marketing and development plans, price and costs data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of employer which had been discussed. Customers means contracts with customers and their contents, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of Employer. Subject to Employee’s rights under Section 9 below, Employee acknowledges Employee’s singular responsibility to maintain the confidential nature of the Confidential Information regarding such matters and agrees not to divulge to any party or use for Employee’s personal benefit (except to the extent required by law or permitted by this Agreement), any non-public information gained during and in the course of Employee’s employment with Employer.
Employee affirms that Employee is not aware of any undisclosed or unresolved corporate compliance issues arising under any federal, state or local law or regulation. Employee also affirms that Employee has not and will not alter, destroy, remove, or inappropriately limit access by the Employer to any of the Employer’s records, documents or electronically stored data. Employer agrees to cooperate with Employee’s requests and Employee hereby releases Employer to provide information to prospective Employers regarding Employee’s years of employment, a reasonable description of Employee’s work responsibilities and experience.

7. Non-Disparagement. Employee agrees not to engage in any activities or statements that may tend to defame, disparage or demean Employer, Employer’s affiliates, directors, officers, agents, employees or representatives in any manner whatsoever, or seek or cause others to engage in such activities or statements.
8. Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer and/or any Released Party or Released Parties. For a period of two (2) years after the effective date of Employee’s resignation, Employee also agrees that if requested, Employee will from time to time consult by telephone or through correspondence with the staff of Employer with respect to projects on which Employee worked, including any projects to which Employee was assigned that are incomplete. The Employer shall pay any of Employee’s out-of-pocket expenses incurred in responding to the Employer’s specific requests.
9. Non-Solicitation. Employee acknowledges that, pursuant to Section 6 above, Employee has had access to the Employer’s confidential and trade secret information. In consideration of the foregoing, Employee hereby covenants and agrees that Employee shall not:
(i)
Whether for Employee’s own account or for the account of any other person or entity, at any time for a period of two (2) years after the effective date of Employee’s resignation, solicit the banking business of any present customer of the Employer with whom Employee had contact while employed at the Employer. It is understood and agreed that “present customer” is defined to mean any person or entity with whom the Employer had “an ongoing business relationship” at the time of termination of Employee’s employment with the Employer. And “ongoing business relationship” is generally understood and agreed to mean: (a) services or goods were provided by the Employer to the entity or person during the employment of Employee by the Employer; (b) services or goods had been contracted for or ordered by the entity or person during the employment of Employee by the Employer; or (c) negotiations were in progress between the entity or person and the Employer for the provision of goods or services by the Employer to the entity or person at the time of the termination of employment of Employee; and

(ii)
Whether for Employee’s own account or for the account of any other person or entity at any time for a period of two (2) years after the effective date of Employee’s resignation, solicit, employ or otherwise engage as an employee, agent, independent contractor or otherwise, any person or entity who is or was an employee, agent, or independent contractor of the Employer during Employee’s employment, or in any manner induce or attempt to induce any employee, agent, or independent contractor of the Employer to terminate his, her, or its employment, relationship or contract with the Employer.

It is understood by and between the parties hereto that the foregoing covenants by Employee set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of Employee to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Employer.
10. Return of Property. Employee understands and acknowledges that all property belonging to Employer, including, but not limited to, that described on Exhibit C attached hereto, is to be returned immediately by Employee. If Employee executes this Agreement, such return shall occur no later than seven (7) calendar days from the date of this Agreement. With the return of Bank’s materials, Employee shall submit a letter to Stephen A. Telego, Sr., affirming, to the best of Employee’s knowledge, that Employee has returned all property and copies and has not intentionally retained any property belonging to Employer.
11. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Ohio without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action against the other to specifically enforce any term or terms of this Agreement, in addition to any other legal or equitable relief permitted by law. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language and any confidentiality, non-disclosure, non-solicitation, invention, or assignment of proprietary rights agreement(s) signed by Employee, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Moreover, if any such provision is determined to be invalid, illegal or unenforceable and can be made valid, legal or enforceable by modification thereof, then the party for whose benefit the provision exists may make such modification as necessary to make the provision valid, legal and enforceable.
12. Nonadmission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employer, Employer’s agents, employees, directors, officers or attorneys of any liability or unlawful conduct of any kind. Furthermore, this Agreement does not constitute an acknowledgement of the validity of any claim, charge or complaint which, but for this Agreement, the Employee may attempt to assert. It is expressly understood that all such claims are in all respects denied by the Employer and waived and released by the Employee. Employer agrees that neither this Agreement nor the accepting of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by Employee of any liability or unlawful conduct of any kind.

13. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
14. Entire Agreement. This Agreement sets forth the entire agreement between the Employee and Released Parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between Employee and Released Parties; provided, however, that this Agreement does not supersede or affect any confidentiality, non-disclosure, non-compete, invention, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee and further provided, however, that this Agreement does not supersede or affect any benefits or benefit plans or agreements to which Employee is entitled without regard to this Agreement as described in Exhibit A, including but not limited to the Employee’s retirement benefit and post retirement, split dollar life insurance. The obligations of such agreements remain in full force and effect and Employee and Released Parties expressly acknowledge their respective intent to adhere to the promises contained in those agreements. Employee and the Released Parties each also acknowledges that the other has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement. At any time after the execution of this Agreement, and for no additional consideration or payment, Employee and Employer each agrees to execute any and all documents and other instruments that may be necessary to affect the terms and conditions of this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, succesors or assigns of the Employee and upon the parent, affiliates, subsidiaries, successors and assigns of the Employer. The Employer and the Employee acknowledge that they have each read the foregoing in its entirety, fully understand the same, and are in full accord with the terms of this Agreement.
15. Voluntary Entry: Employee represents and certifies that he has carefully read and fully understands all of the provisions and affects of this Agreement, and has been advised by Employer to thoroughly discuss all aspects of this Agreement with Employee’s private attorney, that Employee is voluntarily entering into this Agreement and that neither Employer nor its employees, officers, agents, representatives or attorneys have made any promises, representations or statements concerning the terms or affects of this Agreement other than those contained herein. Employee further represents and certifies that Employee bears sole responsibility for compliance with Internal Revenue Code Section 409A, including the required six (6) month delay for separation from service benefits payable to “so called specified employees”. It is the Employee’s obligation to make sure that separation pay complies with IRC Section 409A.
Employee agrees and acknowledges that Employee has had an opportunity to be represented by counsel of Employee’s choice and counsel has had an opportunity to review this Agreement, if counsel has been chosen, and that Employee is executing this Agreement of Employee’s own free will without any promises or representations other than those contained herein. Employee acknowledges and understands that this Agreement shall not become effective and binding until after the execution of this Agreement within the Review Period, as provided more fully below, and the expiration of the Revocation Period without revocation of this Agreement by Employee, and the delivery to the Employer of the executed Agreement. Employee specifically acknowledges that Employee has not relied upon the Employer’s legal counsel to evaluate this Agreement and acknowledges that neither the Employer’s legal counsel nor any of the Employer’s representatives made any representations as to the terms of this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS NO LESS THAN TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE (“REVIEW PERIOD”) AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE IS ADVISED THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY ONE (21) CALENDAR DAY REVIEW PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT.
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The parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

WITNESSES:

Lawrence A. Fantauzzi (Employee)

Date

ON BEHALF OF EMPLOYER (AS DEFINED HEREIN)

By:

Stephen A. Telego, Sr.
Senior Vice President
Chief of Corporate Administration

Director of Human Resources

Date:

EXHIBIT A
Termination Benefits to Which the Employee is Entitled, Whether or Not the
Employee Executes the Agreement and General Release
1.	Pay through October 2, 2009 will be paid to the Employee pursuant to Employer’s regular payroll schedule.
2.
Any unused and accrued vacation and personal time, to be paid in a lump sum payment, along with the Employee’s final paycheck through October 2, 2009, in the approximate amount of $5,250, less all-applicable withholdings.

3.
The employer provided group term life and accidental death and dismemberment insurance coverage and short-term disability coverage, if any, will cease October 31, 2009, except for the insurance described in item 9 below in this Exhibit A

4.	Any applicable distribution from your 401K account.
5.	All applicable payroll deductions will apply.
6.	COBRA coverage if eligible.
7.	Employee may keep Employee’s free employee checking account open until December 31, 2009.
8.	Participation in Employer’s early retirement program pursuant to “The Cortland Savings & Banking Company Third Amended Salary Continuation Agreement” by and between Employee and the Bank.
9.
Post-retirement, split dollar life insurance benefit payable to Employee’s beneficiaries under the Employer’s Group Term Carve Out Plan, in the amount equal to Employee’s most recent salary at the time of retirement, which is $195,000.00.

EXHIBIT B
OHIO
The following statutes, rules and guidelines are incorporated into and made part of the General Release of Claims provision, Section 4 of the Agreement and General Release to which this listing is attached as Exhibit B:
•	Ohio Fair Employment Practice Law;
•	Ohio Whistleblower Protection Law;
•	Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim;
•	Ohio Equal Pay Law;
•	Ohio State Wage Payment and Work Hour Laws;
•	The Ohio Commission Policy Statement on AIDS;
•	The Ohio Occupational Safety and Health Laws;
•	The Ohio Military Re-Employment Rights and Reinstatement Laws;
•
The Ohio statutes regarding Job Reference Immunity; Access to Medical Records; Pre-Employment Inquiries; Political Activities of Employees; Voting Leave; Arrest Records; Volunteer Firefighter/EMA Leave; Jury Service; Witness Service; Employee Attendance at Legal Proceedings; Drug/Alcohol Testing of CMV Drivers; Driving Records; Criminal Background Checks; and, Retaliation for Refusal of Life Insurance.

EXHIBIT A-1
RESIGNATION
In consideration for the benefits received by him under the Agreement to which this Exhibit A-1 is attached, the undersigned, effective as of September 8, 2009, hereby resigns all positions he may hold as an officer or director with Cortland Savings & Banking Company, Cortland Bancorp and any and all subsidiaries and affiliates thereof. The undersigned understands, however, that the undersigned otherwise remained an Employee of Cortland Savings and Banking Company and Cortland Bancorp until his early retirement date of October 2, 2009.

Lawrence A. Fantauzzi

EXHIBIT C
1.	Return of keys to and the leased 2008 Cadillac Escalade (Onyx in color) provided to Employee, along with any and all related manuals and accessories
2.	The Sunoco gas credit card 3. The ELAN Visa credit card
4.	The Employer shall transfer Employee’s current membership in the Trumbull Country Club to an individual of Employer’s choosing, effective November 1, 2009.
5.	Keys and key cards to any and all Bank facilities
6.	The Cellular telephone provided to Employee
7.
Any and all Employer documents regarding Employer’s business, as well as any written files, electronic files, records, materials, supplies, customer lists, customer information or confidential documents in Employee’s possession

EXHIBIT D
“Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:
(a) Change in Ownership: a change in ownership of Cortland Bancorp occurs on the date any one person or group accumulates ownership of Cortland Bancorp stock constituting more then 50% of the total fair market value or total voting power of Cortland Bancorp’s stock, or
(b) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Cortland Bancorp’s assets occurs if in a 12 month period any one person or more than one person acting as a group acquires from Cortland Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Cortland Bancorp’s assets immediately before the acquisition or acquisitions. For the purpose, gross fair market value means the value of Cortland Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.